Exhibit 10.16
AMENDMENT SIXTEEN TO THE
LOGISTICS SERVICES AGREEMENT

This Amendment Sixteen (“Overflow Amendment”) is entered into as of July 12, 2021 (the “Effective Date”) and amends the Logistics Services Agreement (defined below) by and between Geodis Logistics LLC (“GEODIS”) and The Honest Company (“Client”, and together with GEODIS, the “Parties”).

WHEREAS, GEODIS and Client entered into that certain Logistics Services Agreement dated January 27, 2014 (“Agreement”);

WHEREAS, pursuant to the Agreement, GEODIS provides logistics and warehousing services for Client in a warehouse space located at 651 Boulder Drive, Breinigsville, PA 18031
(the “Main Facility”); and

WHEREAS, Client requires additional overflow warehouse space and GEODIS has agreed to provide additional warehouse space and services within the facility located at is 951 Willowbrook Road, Northampton, PA 18067 (the “Overflow Warehouse”), as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and this Overflow Amendment, and subject to the terms and conditions of the Agreement, with the exceptions defined below, the Parties agree as follows:

1. Description of Services

GEODIS will provide Client warehouse handling and storage services, specifically including the unloading of inbound containers, inbound put-away, storage~~,~~ and outbound loading of trailers (the “Overflow Services”) at the Overflow Warehouse.

The terms and conditions set forth in the Agreement shall apply only to the Overflow Services contemplated hereunder; provided that, Section 1 (TERM), Section 6 (TERMINATION), and the Agreement exhibits (and language referencing such exhibits) shall not apply to the Overflow Services set forth herein and such terms shall be governed by this Overflow Amendment exclusively. The term “Warehouse” in the Agreement shall be understood to mean the Overflow Warehouse specified herein as it relates to this Overflow Amendment. Should the Agreement be terminated or expire during the Term of this Overflow Agreement, the terms and conditions therein shall continue to govern these Overflow Services until the Parties execute a new master agreement that expressly governs these Overflow Services.

Should there be any other conflicts or inconsistencies between this Overflow Amendment and the Agreement, the provisions of this Overflow Amendment will control.

2. Term of Agreement

The term for the Overflow Services is to begin July 12, 2021 and expire on October 4, 2021. After such time, upon written agreement by both Parties, the Overflow Services may renew each month in successive one (1) month periods upon the mutual written agreement of the parties. Following October 4, 2021, either Party may terminate the Overflow Services under this

Overflow Amendment for any reason whatsoever, in whole or in part, upon sixty (60) days’ written notice to the other Party.

3. Assumptions, Facts and Operating Parameters

•GEODIS to receive containers for Client at the Overflow Warehouse
•GEODIS’ standard operating hours are 7:00 AM - 3:30 PM EST Monday - Friday
•GEODIS will provide unloading of containers, inbound putaway, storage, outbound pallet pick, and outbound loading to Breinigsville Bldg.
•Product: Personal care wipes + Diapers
•Product that can be safely double stacked will be double stacked
•Bulk storage: Floor storage
•Minimum square footage allocation: 20,000 square feet (19,000 square feet operational space; 1,000 square feet common space)
•Maximum square footage allocation: 40,000 square feet
•Temperature controlled space: Ambient
•Hazmat or OTC SKUs in scope: Alcohol Wipes (limited quantity)

4. Rates and Invoicing

In consideration for the Overflow Services, Client shall pay GEODIS the fees and charges (“Rates”) set forth below.

The Rates were determined in reliance on the operational parameters set forth in Section 3 above, as well as other data, projections or information provided to GEODIS by or on behalf of Client. Any variances or changes to (i) the operational parameters or forecasts in Section 3, (ii) any other data, projections or information provided to GEODIS by or on behalf of Client, or (iii) the scope of Overflow Services from the Year One baseline values may result in additional costs or impact timelines and project plans.

Open Book Pricing. Client and GEODIS agree to an open book pricing structure, wherein Client agrees to pay the expenses (both fixed and variable) for the Overflow Services, plus an applicable mark-up, discussed herein. The fixed costs include rent, CAM, and insurance related to the Overflow Warehouse. The variable costs include, but are not limited to, direct hourly labor, indirect hourly labor, supplies, miscellaneous costs, salary labor, utilities, building repairs, maintenance, equipment, and systems cost. Fixed costs will be based on a square foot allocation percent calculated as follows: space used by Honest divided by total space in the building. For facility improvements, such as roof replacement and parking lot resurfacing, Honest will only be charged for the depreciation expense incurred during the time they occupy the space based on the square foot allocation. Hourly labor costs will be billed based on actual labor hours used supporting the Honest account. Salaried labor costs will be billed based on percent of time spent supporting the Honest account. The names and percent of salaried staff will be agreed upon between Geodis and Honest in advance and changes to the personnel or percent must be discussed before making the changes. Supply costs will be billed as used by Honest. Any supplies or expenses for external services that are based on square foot allocation must be itemized and agreed upon in advance. Additions or changes must be discussed in advance. Pursuant to the open book structure, a fee that consists of a “Management Margin” of [***] and “G&A Margin” of

[***], shall be applied to each of the actual fixed and variable charges throughout the Term (the “Margin”).

The labor benefits expense (the “Benefit Rate”) is: [Wages + PTO+ Holiday] x[***]%.

Space	Space rate [***] per square foot, minimum [***] SF per month.
Labor	Hourly variable rate + Benefit Rate + Margin
Equipment	Forklift, variable rate + Margin
Supplies	As needed at GEODIS’ actual cost with a [***] markup

[***]

5. Separate Agreement

Any termination, expiration, or breach of this Overflow Amendment shall have no bearing or effect on any other contractual relationships between the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Overflow Amendment to be executed by their duly authorized representatives.

THE HONEST COMPANY    GEODIS LOGISTICS LLC

By:	/s/ Glenn Klages
Printed Name:	Glenn Klages
Title:	EVP Supply Chain

By:	/s/ Anthony Jordan
Printed Name:	Anthony Jordan
Title:	Chief Operating Officer